[LETTERHEAD OF WILSON GREATBATCH TECHNOLOGIES, INC.]

WILSON GREATBATCH BROADENS CARDIAC RHYTHM
MANAGEMENT PRODUCT LINE THROUGH ACQUISITION
OF SIERRA DIVISION OF MAXWELL TECHNOLOGIES, INC.

        Clarence, N.Y., JUNE 19, 2001-Wilson Greatbatch Technologies, Inc. (“WGT”) (NYSE: GB), a leading developer and manufacturer of power sources and components used in pacemakers and other implantable medical devices, today announced the acquisition of the Sierra Division of Maxwell Technologies, Inc. (“Sierra”). Located in Carson City, NV. Sierra is a leading developer and manufacturer of electromagnetic interference filters and capacitors for implantable medical devices. Electromagnetic interference, or EMI, is any undesirable emission or disturbance generated by products such as cell phones and two-way pagers. EMI may cause an undesirable response, malfunctioning or degradation in the performance of electronic equipment including medical devices.

        WGT acquired Sierra for a total of approximately $49 million in cash and assumed liabilities. During the fiscal year ended December 31, 2000 and three months ended March 31, 2001, Sierra generated revenues of $13.7 million and $5.3 million, respectively. The acquisition is expected to be neutral to slightly accretive to WGT’s 2001 earnings per share, inclusive of goodwill amortization and accretive thereafter. The addition of Sierra’s patented EMI filtering products and technology broadens the product line WGT offers its customers and solidifies WGT’s position as a leading provider of enabling technologies to the manufacturers of implantable medical devices. Sierra holds several key patents relative to its differentiated EMI filtering technology.

        Sierra is currently a component customer of WGT and the two companies share a similar medical device customer base. The vertical integration of Sierra represents an opportunity to increase the importance of WGT to these customers and positions WGT to participate in the growing demand for EMI protection in medical devices. The U.S. Food and Drug Administration is focusing on issues created by EMI. Currently, labels for new pacemakers and ICDs typically disclose the level of EMI protection. WGT expects that over time the majority of implantable electronic medical devices will possess EMI protection.

        Commenting on the acquisition, WGT’s Chairman, President and CEO, Edward F. Voboril said, “Sierra represents an excellent strategic fit with WGT’s focus on the rapidly growing cardiac rhythm management market. Sierra’s EMI filter product line complements and broadens WGT’s power source and components product lines and allows us to participate in an important new growth area. This new business will add to our growth because, while approximately 25% of implantable medical devices have EMI filtering today, we anticipate that the majority of these devices will have this feature in the foreseeable future. We believe that Sierra’s patented technology, coupled with our customer relationships and industry reputation, will position us to participate in the growing market for EMI protection.”

        Similar to WGT, Sierra has leveraged its technology and manufacturing expertise to provide high quality, precision components for commercial applications that demand high performance and reliability, including aerospace, oil and gas exploration and telecommunications equipment.

        Carl Eibl, Maxwell's President and CEO, said that the transaction reflects Maxwell's long-term strategy of concentrating on its core power and computing businesses, and places its medical electronics business with a leading player in the medical components industry.

        “Marrying our proprietary EMI filtering products with Wilson Greatbatch’s broader line of components for implantable medical devices made good strategic sense for both companies,” Eibl said. “This filtering technology enhances Wilson Greatbatch’s capabilities as a solution provider for medical implantable device manufacturers, and the proceeds of the sale give Maxwell the resources we need to continue developing and launching the new power and computing products that will drive the company’s growth and profitability in the future.”

        In conjunction with the acquisition, WGT amended its existing $60 million credit facility with a consortium of banks by increasing the total size to $100 million. The amended facility consists of an $80 million term loan and a $20 million revolving line of credit. Both the term loan and the revolving line of credit have a term of five years, maturing in July 2006. The amended facility was used to finance the acquisition of Sierra.

        Wilson Greatbatch Technologies, Inc., with operations in New York, Maryland and Massachusetts, is a leading developer and manufacturer of power sources and other critical components used in implantable medical devices and other technically demanding applications. Additional information about Wilson Greatbatch Technologies, Inc. is available at http://www.greatbatch.com.

        Maxwell Technologies applies industry-leading capabilities in power and computing to develop and market electronic components and power and computing systems for customers in multiple industries, including transportation, telecommunications, consumer and industrial electronics, medical and aerospace.

        Some of WGT’s statements in this press release and other written and oral statements made from time to time by WGT and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are based on WGT’s current expectations. WGT’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, dependence upon a limited number of customers, product obsolescence, inability to market current or future products, pricing pressure from customers, reliance on third party suppliers for raw materials, products and subcomponents, fluctuating operating results, inability to maintain high quality standards for our products, challenges to our intellectual property rights, product liability claims, inability to successfully consummate and integrate acquisitions including the Sierra acquisition, unsuccessful expansion into new markets including the EMI protection market, competition, inability to obtain licenses to key technology, regulatory changes or consolidation in the healthcare industry, and other risks and uncertainties described in WGT’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. WGT assumes no obligations to update forward-looking information included in this press release to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects.

Contact:	Larry T. DeAngelo Sr. Vice President, Administration and Secretary Wilson Greatbatch Technologies (716) 759-5674	Ernest J. Norman Director, Investor Relations and Corporate Communications and Assistant Secretary Wilson Greatbatch Technologies (716) 759-5689